Exhibit 99.1

PHARMOS
99 Wood Avenue South, Suite 311                    Contact - U.S.: Gale T. Smith
Iselin, NJ 08830                                                    732-452-9556
www.pharmoscorp.com                               Contact - Israel: Irit Kopelov
                                                                     08-940-9679

           Pharmos Receives FDA Fast Track Designation for Dexanabinol

 Accelerates New Drug Application Review for First Neuroprotective Brain Trauma
                                    Product

Iselin, NJ, September 30, 2003 - Pharmos Corporation (Nasdaq: PARS and Nasdaq
Europe: PHRM) today announced the Food and Drug Administration has granted fast track designation for dexanabinol for treatment of severe traumatic brain injury
(TBI). In its designation, the FDA acknowledges TBI as a serious, often life-threatening condition for which no approved therapies exist, and the potential of dexanabinol in preventing secondary brain damage due to its neuroprotective effect. The most significant benefit to Pharmos is the expedited review of the New Drug Application for the compound, currently in advanced Phase III clinical testing.

"Fast track designation from the FDA for dexanabinol is an important confirmation of the serious unmet medical needs of TBI and of the promise dexanabinol holds toward filling those needs," said Gad Riesenfeld, Ph.D., President & COO. "As we near completion of the pivotal trial of dexanabinol, we look forward to utilizing the means provided under fast track to shorten dexanabinol's time to market, in particular the accelerated regulatory review. Pharmos will continue to work closely with the FDA to ensure that its R&D efforts are supportive of regulatory requirements."

The FDA Fast Track programs, codified under the FDA Modernization Act of 1997, are designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions, and that demonstrate the potential to address unmet medical needs. The programs emphasize the critical nature of close early communication between the FDA and sponsor to improve the efficiency of product development.

About TBI

TBI is a leading cause of death and disability among a predominantly young population as mostly victims of automobile accidents and the elderly who are prone to falls. Annually within the U.S. there are about 1.5 million head injuries, roughly 300,000 hospital admissions for head trauma, nearly 52,000 deaths and approximately 80,000 cases of severe long-term disability. The annual market potential for the first FDA-approved drug treating TBI victims in the U.S. is estimated to be over $500 million. The worldwide market potential may exceed $1 billion.

The damage following an insult to the brain occurs in two stages, the first of which is characterized by the violent shifting of the brain upon initial impact, in addition to possible skull fractures and bruising. These primary effects trigger secondary processes in which neurotoxic chemicals are released in the brain and destroy healthy cells. Major cellular destruction can also be brought on by inflammatory processes, and lead to the most severe and long-lasting damage suffered by those who survive. Current therapy is limited

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to emergency supportive medical care and rehabilitation.

About Dexanabinol

Dexanabinol possesses several characteristics that make it an ideal candidate to treat TBI. Dexanabinol's neuroprotective properties result from its unique combination of three mechanisms of action. It is an anti-inflammatory compound that blocks the synthesis of pro-inflammatory cytokines in the injured brain, significantly slowing the breakdown of the blood-brain barrier and cellular death via apoptosis and necrosis. It is also an NMDA receptor antagonist that prevents the lethal massive influx of calcium ions into the cells of the injured brain. Finally, the compound works as an anti-oxidant, acting to protect the brain by scavenging free radicals that are formed when the brain sustains an injury. Dexanabinol is the only compound possessing these multiple mechanisms of action that has been tested in the treatment of TBI.

Preclinical toxicological studies and Phase I and Phase II clinical trials demonstrated dexanabinol to be safe and well tolerated in animals and humans. In the Phase II clinical program, dexanabinol demonstrated an improvement in post-injury orientation and memory and a trend toward efficacy in the primary neurological outcome.

About the TBI Trial

Dexanabinol is currently in an advanced pivotal Phase III clinical trial to determine safety and efficacy in severe TBI patients. Total enrollment of approximately 900 multinational TBI patients is planned for the double blind, randomized, placebo controlled trial. To date more than 700 patients have been enrolled in almost 80 participating trauma centers in Europe, Israel, Australia and the U.S, with completion of enrollment expected in early 2004. The primary endpoint for the study will be patient outcome as measured on the Glasgow Outcome Scale - Extended (GOSE) six months after injury. In order to maximize the opportunity to measure a drug effect with statistical significance, enrollment of patients into the study is carefully controlled by a series of detailed, rigid inclusion and exclusion criteria.

Patients enrolled in the study are given a single dose of 150mg dexanabinol or (placebo) vehicle within six hours after injury. Standard care is provided to all patients consistent with protocols developed by the American and European Brain Injury Consortia. Intracranial pressure is monitored until stabilized at a medically acceptable level. Patients are evaluated at three and six months according to GOSE. The goal of the study is to observe at six months a statistically meaningful difference in outcome in the number of dexanabinol-treated victims as compared to the placebo group.

About Pharmos

Pharmos discovers, develops, and commercializes novel therapeutics to treat a range of indications, in particular neurological and inflammation-based disorders. The Company's first neuroprotective product is dexanabinol, a tricyclic dextrocannabinoid, currently undergoing clinical testing as a treatment for TBI and as a preventive agent against post-surgical cognitive impairment. Other dextrocannabinoid compounds and selective CB2 receptor agonist compounds from Pharmos' proprietary synthetic cannabinoid library are being studied in pre-clinical programs targeting a variety of other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and

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commercialization of the Company's pipeline products and to the Company's expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

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